Exhibit 99.1

Zosano Pharma Reports Third Quarter 2017 Financial Results

and Operational Update

•	First patient enrolled in long term safety study in November 2017

•	Phase 2/3 data presented at International Headache Society in September

•	Clinical results published in two leading scientific journals

•	Access to capital expanded to fund Long-term Safety Study

FREMONT, CA, November 9, 2017 - Zosano Pharma Corporation (NASDAQ:ZSAN) a clinical stage biopharmaceutical company focused on providing systemic administration of therapeutics to patients using our proprietary Adhesive Dermally-Applied Microarray (ADAM) technology, today announced financial results for the third quarter ended September 30, 2017.

“We continue our efforts to educate the clinical community regarding the data from the M207 clinical program,” said John Walker, Chairman and Chief Executive Officer of Zosano. “Phase I data was published in Pain Management in August, with the Phase II/III data published in October by Cephalagia. Additionally, in September, our clinical team presented new data from our ZOTRIP study regarding duration of effect at 24 and 48 hours post dosing at the International Headache Conference in Vancouver, B.C. The company continues to execute on our path to an NDA, including the initiation of our long-term safety study on November 7 and the continued scale up of manufacturing to support potential commercialization, pending approval of M207 by the FDA.”

Recent Business Highlights and Clinical Update

•	In November 2017, Zosano announced initiation of our long-term safety study evaluating repeat uses of M207 in migraine patients.

•	In October 2017, Zosano entered into a common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”) to sell to LPC up to $35 million worth of shares over a 30-month period, subject to certain limitations.

•	In October 2017, Zosano announced that Cephalalgia had published the results from our ZOTRIP Phase 2/3 efficacy trial.

•	In October 2017, Zosano announced the appointment of Kenneth R. Greathouse to the Board of Directors. Mr. Greathouse is a seasoned pharmaceutical executive with over 40 years of experience in sales, marketing, business development and commercial operations.

•	In September 2017, Zosano presented new data from the Phase 2/3 ZOTRIP study evaluating M207 as an acute treatment for migraine during the 18th Annual Congress of the International Headache Society in Vancouver, British Columbia. In addition to previously reported data, Zosano reported that the 3.8mg dose showed durability of effect on pain freedom to 24 and 48 hours.

Financial Results for the Third Quarter Ended September 30, 2017

•	Zosano reported a net loss for the third quarter of 2017 of $7.9 million, or $0.20 per share on a basic and diluted basis, compared with a net loss of $7.4 million, or $0.52 per share on a basic and diluted basis, for the same quarter in 2016.

•	Research and development expenses for the third quarter of 2017 were $5.7 million, compared with $5.1 million for the same quarter in 2016. Increased expenses in the third quarter of 2017, including costs related to initiation of our long term safety study, were partially offset by a decrease in costs for the ZOTRIP pivotal efficacy trial, which was completed in February 2017.

•	General and administrative (G&A) expenses for the third quarter of 2017 and 2016 were $2.0 million for each period. G&A expenses for the third quarter of 2017 and 2016 were essentially unchanged.

•	As of September 30, 2017, we had cash, cash equivalents and marketable securities of $19.8 million, debt of $8.2 million and 39.2 million common shares outstanding.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation. Migraine symptoms can include moderate to severe headache pain combined with nausea and vomiting, or abnormal sensitivity to light and sound. According to the Migraine Research Foundation, migraine affects 30 million men, women and children in the United States. Most migraines last between four and 24 hours, but some last as long as three days. According to published studies, 63% of migraine patients experience between one and four migraines per month. According to Decision Resources, prescription drug sales for migraine in the top seven countries were estimated to be $3.3 billion in 2015, and are expected to grow to $4.4 billion in 2020. Triptans, a family of tryptamine-based drugs first sold in the 1990s, account for almost 75% of anti-migraine therapies prescribed at office visits.

About M207

M207 is our proprietary formulation of zolmitriptan delivered utilizing Zosano’s proprietary Adhesive Dermally-Applied Microarray, or ADAM technology. Zosano’s ADAM technology consists of titanium microprojections coated with drug, and in the case of M207, our formulation of zolmitriptan. Our ADAM technology delivers drug by abrading the stratum corneum and allowing drug to be absorbed into the microcapillary system of the skin. In February 2017, the Company announced statistically significant results from the ZOTRIP trial, which demonstrated that the 3.8mg dose of M207 met both co-primary endpoints, achieving pain freedom and most bothersome symptom freedom at 2 hours.

About Zosano Pharma

Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on providing systemic administration of therapeutics to patients using our proprietary Adhesive Dermally-Applied Microarray, or ADAM technology. In early 2017, the Company announced positive results from our ZOTRIP study that evaluated M207, which is our proprietary formulation of zolmitriptan delivered via our ADAM technology, as an acute treatment for migraine. Zosano is focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to patients, for markets where patients remain underserved by existing therapies. The Company anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include, without limitation, the risk that we may not have access to the full $35 million in proceeds under the LPC purchase agreement (due to the limitations contained therein) and have no obligation to sell any shares pursuant thereto, as well as risks associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Georgia Erbez

Chief Business Officer and

Chief Financial Officer

510-745-1200

ZOSANO PHARMA CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	5,683	5,124	14,672	15,044
General and administrative	2,036	2,010	6,346	6,137

Total operating expenses	7,719	7,134	21,018	21,181

Loss from operations	(7,719)	(7,134)	(21,018)	(21,181)
Other income (expense):
Interest expense, net	(154)	(314)	(608)	(951)
Other income, net	—	—	10	49

Net loss	$(7,873)	$(7,448)	$(21,616)	$(22,083)

Net loss per common share – basic and diluted	$(0.20)	$(0.52)	$(0.66)	$(1.73)

Weighted-average shares used in computing net loss per common share – basic and diluted	39,228	14,259	32,991	12,752

ZOSANO PHARMA CORPORATION AND SUBSIDIARY

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)
Cash, cash equivalents and marketable securities	$19,849	$15,003
Total current assets	21,184	15,276
Total assets	25,879	20,906
Secured promissory note	8,177	12,542
Total liabilities	11,646	16,421
Stockholders’ equity	14,233	4,485